Exhibit 99.2

StorageTek
Q3 2003 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our third quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. Once again, we are pleased with the revenue and earnings growth we reported for the quarter. In the third quarter, we generated $520 million in revenue, up 4% over the third quarter of last year. This is now our fifth consecutive quarter, with year-over-year revenue growth. And $520M is the largest revenue we have delivered in Q3 since 1999. This quarter we earned $0.28 per diluted share, up from $0.22 per diluted share in the same period last year — a 27% improvement. And this is now the thirteenth consecutive quarter with year-over-year earnings growth. Service revenues continue to be strong and were up 7% over the third quarter 2002.

We continued to strengthen our balance sheet and to generate positive cash flow, as we ended the quarter with a balance of cash and investments of nearly $930 million.

The economic situation is very uncertain in some of the major economies around the world. However, despite the continued flat IT spending environment, we had a very strong quarter in most sectors of our business.

In the third quarter, we saw strength in our Growth Markets, which grew revenue 17% over third quarter 2002. U.S. and Canada had sales growth of over 4 percent from third quarter last year and 5% sequentially. This quarter we again saw strength in the financial services and communications verticals and continued strong performance in our public sector.

In Europe, Africa and Middle East, or what we call EAME, 2003 revenue was up 6% for the third quarter and 12% year-to-date over 2002. Storage Service revenues were up 20% over third quarter last year. We delivered these results despite continued weakness in the economies of Europe, especially in Germany and Switzerland.

On the other hand, we saw strength in the Asia Pac region with an 11% increase in sales revenue in the third quarter 2003 and a 10% increase on a year-to-date basis. Likewise Latin America sales revenue grew 25% on a year-over-year basis. Within these regions, service revenues were up 25% in Asia Pac and 33% in Latin America over third quarter 2002.

Our multi-tiered distribution model continues to have success. Our worldwide indirect channel revenue was up 7% over third quarter last year. This quarter our U.S./Canada indirect revenue was up 18% over the third quarter 2002 and several of our distributors had record quarters.

As I said, we had good performance across all of our key business sectors — tape, disk, networking and storage services.

With service revenue increasing 7% this quarter over last year, our storages service business continues to grow faster than the market. We have much opportunity in the services area and we have seen increasing demand for our expertise and experience. Our customers look to our services as a key enabler and a key component required to successfully integrate and implement a StorageTek Information Lifecycle Management(TM) solution.

Our different services offerings are being well received by our customers and partners. Recently we announced that our Professional Services offerings including SAN Assessment and Design and Back-up/Recovery Assessment and Design would be available through one of our valued partners. These service offerings provide the analysis and design to build the right storage solution for customers.

StorageTek is the leader in automated tape solutions. We are the only tape vendor that can offer the quality and depth of tape solutions in both the open-systems and mainframe environments. And as you know, we have had the strongest brand recognition in the industry for over 34 years.

Our tape revenue was up slightly over third quarter last year. However, there is more to this story. Within our automated tape solutions, our open-systems offerings were up 16% over third quarter last year and 9% on a year-over-year basis. Our 9x40 tape drive revenue grew 14%, and within that, the 9x40 open-systems tape drive revenue grew 34%. Revenue from LTO drives also grew 41% on a year-over-year basis. The open-systems markets continue to have the most opportunity for revenue growth and we are capturing this opportunity.

Customers are utilizing their resources more effectively and electing to use tape for a number of applications. Customers appreciate our innovative technology and our strong product road map for tape. This quarter we launched the third generation of our fast access tape drive, the 9840C. This drive plays an integral role in our Information Lifecycle Management(TM) strategy and sets the standard for advanced data storage, reliability and protection in data intensive, heavy duty cycle environments.

Our disk business has been strong all year up 14%, over last year’s third quarter. Within that our open-systems disk revenue grew 20%. The number of terabytes shipped grew by over 130%. Of our TB shipped, BladeStore, our ATA disk offering, now accounts for over a third of the total.

Our efforts to grow faster than the market by providing total solutions, strong products and effective product introduction have been and continue to be effective for us.

Our disk offerings help augment our Information Lifecycle Management(TM) strategy. Through our primary and secondary disk offerings, we enable our customers to efficiently manage their data, particularly copies 2 through “N”. Our full-breadth portfolio of disk solutions provides the performance and management required to satisfy any real-time data needs with maximum reliability and the flexibility in both the open-systems and mainframe environments.

We continue to expand our disk product offerings. This quarter we announced the D240 disk subsystem. This particular offering addresses a primary storage need at the mid-tier for customers who require superior reliability and fast transaction processing. The D240 provides seamless 2Gb/second Fibre Channel connectivity to SANS and DAS architectures where high-speed throughput and rapid response times are critical requirements. This is ideally suited for transaction intensive applications such as CRM, email and other applications.

As one of only a few companies to provide a full array of storage solutions across tape, disk, storage networking, software and services, we have always known that not all information is created equal. This is the basis for our approach to Information Lifecycle Management. And as data moves through its lifecycle, it must be collected, moved, shared, stored and protected using appropriate, cost-efficient technologies and processes. The beauty of our approach is that regardless of the storage infrastructure that a company has in place; our heterogeneous solutions can fit into their existing architecture — saving them time, money and effort.

Within StorageTek’s Information Lifecycle Management(TM) approach, we offer our email archiving solutions. This is a software suite that combines expert assistance and planning with best-of-breed software and hardware to help businesses gain control and better manage email. We have helped many of our customers cope with the regulations and restrictions around this issue.

In addition, we are helping our customers meet their quarter-end batch processing service levels and their disaster recovery plans. Using StorageTek’s Virtual Disk offering and additional software, one customer was able to improve runtimes which allows them to avoid quarter-end fines and penalties by meeting the required service levels. Additionally, our software offering overcame their disaster recovery and capability constraints.

As another example, we used our D -Series disk and SANtricity software to design a solution for a bank’s check imaging sorting and archiving needs. A solution which will gracefully scale to meet the customer’s requirements for the next several years, while reducing costs by 20% over alternative solutions.

As we continue to expand our disk storage expertise and product portfolio, we ensure that our customers are well equipped to manage and protect their data through every stage of the information lifecycle

So whether it is our virtual disk, our virtual tape, our tape drives, our libraries, our D-series disk or BladeStore, we are integrating our offerings and supporting them with services and tools to solve some of the biggest storage challenges our customers face. This is our approach to ILM — to enable our customers to more efficiently and effectively manage their storage environments.

We are able to provide a number of solutions to the same issues. Simply because one solution does not fits the needs of all customers. For example, this quarter two customers, both life insurance companies were looking to solve their Disaster Recovery/Business Continuity problems. One implemented our Virtual Tape solutions with software while another implemented our Virtual Disk solution along with hardware and software from our automated tape solutions.

It’s been almost a year since we launched our Information Lifecycle Management(TM) strategy. Ed Broderick with the Robert Frances Group said, “StorageTek was the pioneer in developing this concept, which has now attracted the attention of the other server and storage vendors.” StorageTek can offer customers a full line of hardware, software and storage services.

Additionally we provide sophisticated disaster recovery solutions. Our customers are demanding a solution that has an attractive TCO but one that, regardless of any disruption, can allow them to resume their business in a timely fashion.

Across all product lines and services offerings, we are winning. StorageTek’s Information Lifecycle Management(TM) strategy helps customers store and manage information according to its changing business value. Next week we will be hosting our users’ conference where we will be talking to our customers about their future needs and how StorageTek can help meet these needs. It is a great opportunity for StorageTek to spend focused, in depth time with nearly 800 of our most important customers and partners from around the world.

Bobby will go into more detail on the numbers for the quarter. Before turning the call over to Bobby, I would like to end with a few words. Last November when we gave guidance for 2003, I said that we should grow revenue in the low-to mid-single digits. In July I said that given our performance, we expected to be at the high end of that range for the year. Given our third quarter performance, I am still comfortable with that revenue guidance. We also said that we would generate between $125 million to $135 million in net income. Today I am again reaffirming that guidance and we expect to be closer to the high end of that range.

This quarter was not much different than the previous quarters this year. The economies in Europe continue to be weak. Here in the U.S., we are starting to see an economic recovery. But the consensus is that any recovery will most likely be tepid. A recent Goldman Sach’s CIO survey results stated that the CIOs expect IT budget to increase in 2004 at a moderate 2.3% with technology capital budgets up only 3.9%. However, nearly 50% of those CIOs don’t expect acceleration in IT spending until the second half of 2004.

We have our annual analyst meeting next month in New York. At that time we look forward to differentiating our Information Lifecycle Management(TM) offerings from others. We will be discussing the market opportunity as well as the roadmaps for our solutions. Additionally, we will have some of our solutions and hardware there as well as some of our new hardware and software offerings.

We will continue to successfully compete in the marketplace and we continue to win. The current external environment is not too different than it has been for the last 2 years with various weak economies and muted IT spending. Yet, I want to stress to you something that I’ve said before — we have successfully delivered on our strategy and I expect this to continue. Customers see StorageTek as the preferred vendor that can make ILM real.

We had a strong quarter. We continue to successfully execute against our ILM strategy. We continue to be the leader in Information Lifecycle Management. I’m excited about our opportunity in the future and look forward to talking with you at the end of our fiscal year.

At this time, I’d like to turn it over to Bobby Kocol.